Exhibit 10.16

Description of Director Compensation*

Compensation Element	Terms or Amounts
General Board Service—Cash	• Board retainer: $30,000
• Board meeting fees: none
General Board Service—Equity	• Initial grant value of $200,000; comprised of 70% stock-settled stock appreciation rights ("SS-SAR's") and 30% restricted stock units ("RSU's")
• Annual grant value of $120,000; comprised of 70% SS-SAR's and 30% RSU's
Equity Vesting	• Initial grant:
SS-SAR's: 4-year vest; 25% cliff vest after one year and monthly thereafter
RSU's: 4-year vest; 50% after two years and 50% on the four year anniversary of the grant date
• Annual grant: 100% vest one year after the date of grant.

•       If a director resigns from the Board at an annual meeting that is within 30 days of the first anniversary of the date of grant, 100% of the annual grant will vest on the first anniversary of the date of grant

• Directors are eligible for an annual grant in their first year of service only if their election was at least 6 months prior to the annual grant
Board Chair Compensation	• $10,000 additional Board Service retainer (i.e., total Board Service retainer of $40,000)
• Receives same Committee member/chair retainers and equity awards as other Directors
Committee Service	• Non-employee directors are entitled to receive annual cash retainers for their service on the Committees as set forth in the table below:

Committee	Chair	Member
Audit	$25,000	$15,000
Compensation	$15,000	$10,000
Nominating & Governance	$10,000	$5,000

*
As clarified February 11, 2010.